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                                                                       EXHIBIT 5

                                                                23 December 1998

The Board of Directors
Overseas Partners Ltd.
Mintflower Place
8 Par-la-Ville Road
Hamilton HM 08
Bermuda

Dear Sirs,

Re: Overseas Partners Ltd. - Registration Statement on Form S-3 Regarding UPS Managers Incentive Plan Awards
     - December 1998 Filing (the "Registration Statement")

     As Bermuda counsel to Overseas Partners Ltd. (the "Registrant"), we are familiar with the affairs of the Registrant and have participated in its incorporation and subsequent recapitalization in 1983 and with the issuance and registration by the Registrant of the shares described in the Registration Statement. We furnish this opinion to you in connection with the Registration Statement.

     On the basis of the foregoing, it is our opinion that the outstanding shares of common stock of Registrant, being offered and awarded by it as described in the Registration Statement, are legally and validly issued, fully paid and nonassessable shares of Registrant's common stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm where they appear in the Registration Statement, including the Prospectus forming a part thereof.

Yours faithfully,

CONYERS DILL & PEARMAN